                                                                    Exhibit 4.17


                       FORM OF WARRANT ESCROW AGREEMENT

                                                                       EXHIBIT C
                                                                       ---------

                                    FORM OF
                           WARRANT ESCROW AGREEMENT
                           ------------------------

          WARRANT ESCROW AGREEMENT, dated as of December 1, 1999, among Citation Corporation, a Delaware corporation (the "Company"), Citation Funding, Inc., a Delaware corporation and First Union Investors, Inc., a North Carolina corporation (each individually a "Purchaser" and collectively, the "Purchasers"), The Chase Manhattan Bank, a New York banking corporation ("Chase", and together with the Purchasers, the "Bridge Parties") and Snoga, Inc. (together with its successors and assigns as escrow agent hereunder, the "Escrow Agent").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Company and Citation Funding, Inc., First Union Investors, Inc. and The Chase Manhattan Bank have entered into a Bridge Financing Agreement dated as of December 1, 1999 (as the same may be amended from time to time, the "Bridge Financing Agreement") pursuant to which the Company has agreed, inter alia, to sell, and the Purchasers have agreed to
                    ----- ----
purchase, up to $101,250,000 aggregate principal amount of Senior Subordinated Increasing Rate Notes, and the Company has agreed to borrow and Chase has agreed to make, a single loan in the principal amount of $33,750,000, in each case, subject to the terms and conditions set forth in the Bridge Financing Agreement; and

          WHEREAS, pursuant to the Bridge Financing Agreement, it is a condition to the Bridge Parties' obligations to provide the aforesaid financing that, contemporaneously with the Takedown, this Agreement shall have been executed and delivered by the parties hereto, and the Warrants shall have been delivered to the Escrow Agent;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.   Definitions. Terms defined in the Bridge Financing Agreement and
               -----------
not otherwise defined herein are used herein with the same meanings. The terms set forth below have the following respective meanings:

          "Common Stock Equivalents" means the Warrants issuable under this Agreement. The number of Common Stock Equivalents refers to the number of shares of Capital Stock of the Company issuable upon exercise of such Warrants.

          "Release Date" means either (i) the first date falling within each time period listed in Column A of the table set forth in Schedule I hereto which
                      --------                           ----------
falls on or prior to the date (if any) on which the Escrow Agent shall have received the Termination Certificate or (ii) on or after the Fixed Rate Sale Date as and when the Bridge Parties may request, provided that the Bridge
                                                 --------
Parties shall be entitled to such released Warrants only in order to facilitate such resale, transfer or assignment of the Obligations (or, if any such date is not a Business Day, the next succeeding Business Day).

          "Termination Certificate" means a certificate of a duly authorized officer of the Company to the effect that (i) the Obligations have been repaid or refinanced in their entirety on or prior to the date of such certificate and
(ii) the Company has given the holders of the Obligations not less than five Business Days' written notice of its intention to deliver such certificate.

          "Warrant Shares" has the meaning set forth in the Warrant.

          2.   Delivery of Escrow Securities; Reservation of Shares. (a) On the
               ----------------------------------------------------
date of the Closing, the Company shall deliver to the Escrow Agent ____ duly executed, undated Warrants, _____ Warrants registered in the name of Citation Funding, Inc., _____ Warrants registered in the name of First Union Investors, Inc. and ______ Warrants registered in the name of Chase, and each such Warrant will be blank as to share amount. The Warrants collectively shall represent five percent (5%) of the Fully-Diluted Common Stock of the Company (the "Maximum Amount"). All such Warrants delivered to the Escrow Agent pursuant to this Agreement shall be held in escrow upon the terms and conditions set forth herein. Notwithstanding the foregoing, until delivered by the

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Escrow Agent pursuant to Section 3 hereof, the Warrants shall not be deemed issued or outstanding for any purpose.

          (b) Upon each transfer of an Obligation (including for this purpose the designation of different registered holders of the Obligations by the Bridge Parties in accordance with Section 2.2(c) of the Bridge Financing Agreement), the Company shall promptly notify the Escrow Agent in writing of such transfer, of the registered name and address of the transferee and the Company shall promptly (and in any event prior to next Release Date) deliver to the Escrow Agent in the case of any such transfer prior to the Fixed Rate Sale Date, additional executed Warrants, in each case registered in the name of such transferee and otherwise completed in accordance with Section 2(a) hereof and the Warrants previously delivered to the Bridge Parties or other holders of the Obligations shall be adjusted so that the number of Warrant Shares registered by the Warrants and delivered to the Escrow Agent under Section 2 hereof shall at no time exceed the Maximum Amount.

          (c) The Company shall at all times duly reserve for issuance all shares of its common stock that could become deliverable from time to time under the Warrants.

          (d) Without the prior written consent of (i) for so long as any of the Obligations are outstanding, the Majority Holders thereof and (ii) thereafter, for so long as any Warrants issued hereunder remain outstanding, the holders of a majority of the Common Stock Equivalents represented thereby, the Company shall not take or suffer to be taken any corporate action, including without limitation any amendment to its corporate documents or any merger, consolidation or similar restructuring transaction, which (A) adversely affects the rights, powers and privileges of its common stock, provided, however, that
                                                       --------
such prior written consent shall not be required for the Company to approve a transaction resulting in a Change of Control, as defined under the Bridge Financing Agreement or (B) increases by more than $1,000 the aggregate Exercise Price (as defined in the Warrant) due upon exercise of the Warrants.

          3.   Release of Escrow Securities. (a) Upon the occurrence of either
               ----------------------------
(i) the refinancing of one hundred percent (100%) of the Obligations is not completed following the First Anniversary of each Release Date set forth in Column A of Schedule I hereto, the holder of a Warrant shall be entitled to
--------    ----------
receive, on each Release Date, a Warrant representing its ratable share, determined in accordance with the relationship between the aggregate principal amount of such holder's Obligations and the aggregate principal amount of all Obligations then outstanding, of the aggregate number of Common Stock Equivalents determined as set forth in Column B of Schedule I hereto and
                                       --------    ----------
adjusted, if required, in accordance with the provisions of Section 4 hereof; or
(ii) on and after the Fixed Rate Sale Date as and when the Bridge Parties may request, provided that the Bridge Parties shall be entitled to such released
         --------
Warrants only in order to facilitate such resale, transfer or assignment of the Obligations, the holder of a Warrant shall be entitled to receive, on such Release Date, a Warrant representing its ratable share, determined in accordance with the relationship between the aggregate principal amount of such holder's Obligations and the aggregate principal amount of all Obligations then outstanding, of the aggregate number of Common Stock Equivalents determined as set forth in Schedule II hereto and adjusted, if required, in accordance with
             -----------
the provisions of Section 4 hereof in order to facilitate the resale of the Obligations.

          Within 10 days following the date hereof, the Company shall deliver to the Escrow Agent (with a copy to each Bridge Party) a certificate setting forth the number of shares of Fully Diluted Common Stock as of the date hereof after giving effect to consummation of the Transactions. On each Release Date, the Escrow Agent shall calculate the number of Common Stock Equivalents to be released to the Holder on such Release Date in accordance with Schedule I or
                                                               ----------
Schedule II hereto, as applicable and shall furnish to the Company and to the
-----------
Holders a copy of the calculations made by it.

          (b) In addition to notice of transfers of Obligations to be given by the Company to the Escrow Agent in accordance with Section 2(b) hereof, the Company shall promptly, and in any event not less than six Business Days prior to the first Release Date on or after the date of any such transaction, notify the Escrow Agent in writing of any redemption or repayment of any of the Obligations. In the absence of notice from the Company at least five Business Days prior to any Release Date of any of the foregoing transactions, the Escrow Agent may assume for the purpose of releases of Warrants on such Release Date that no such transaction has occurred.

          (c) On each Release Date the Escrow Agent shall complete one of the Warrants held by it registered in the name of each registered holder of Obligations by filling in the number of Common Stock

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Equivalents to which such holder is entitled on such Release Date in accordance with subsection (a) of this Section 3 (rounded upwards, if necessary, to the next whole number) and by dating such Warrant as of such Release Date. The Escrow Agent shall deliver each Warrant so completed to the Bridge Parties for the account of such holders or, if so instructed in writing by the Bridge Parties not less than five Business Days prior to such Release Date, shall mail each such Warrant to the registered holder thereof at the address for such holder most recently notified to the Escrow Agent by the Company.

          (d) Promptly upon the Escrow Agent's receipt of the Termination Certificate, the Escrow Agent shall return the Warrants then held by it to the Company thereof.

          (e) The Company will provide, or cause to be provided, to the Escrow Agent all information necessary to perform the calculations set forth in
Schedule I and Schedule II hereto or otherwise required hereunder and such other
----------     -----------
information as the Escrow Agent may from time to time reasonably request.

          4.   Anti-Dilution Provisions. (a) Adjustments. The number of Common
               ------------------------      -----------
Stock Equivalents deliverable from escrow hereunder shall be subject to adjustment from time to time but without duplication in the same manner as the number of Warrant Shares purchasable upon exercise of the Warrants would have been adjusted in accordance with the terms thereof had the Warrants been issued on the date hereof. In addition, if and to the extent that holders of Warrants would then have been entitled upon exercise thereof to receive shares of stock or other securities or property in addition to or in lieu of Warrant Shares, the holders of the Obligations shall be similarly entitled on any Release Date, to the same extent as if they had exercised on such date Warrants for a number of Warrant Shares equal to the number of Common Stock Equivalents to which each such holder is entitled hereunder on such Release Date.

          (b)  Notice of Certain Actions. In the event that at any time:
               -------------------------

          (A) the Company shall authorize the issuance of convertible securities to all holders of its common stock; or

          (B) the Company shall authorize the distribution to all holders of its common stock of evidences of its indebtedness or assets (other than dividends paid in or distributions of the Company's capital stock for which the number of Warrant Shares purchasable hereunder shall have been adjusted pursuant to subsection (a) of this Section 4 or regular cash dividends or distributions payable out of earnings or surplus and made in the ordinary course of business); or

          (C) the Company shall authorize any capital reorganization or reclassification of the common stock (other than a subdivision or combination of the outstanding common stock and other than a change in par value of the common stock) or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of the common stock outstanding), or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety; or

          (D) there shall be a voluntary or involuntary dissolution, suspension of payments, liquidation or winding-up of the Company; or

          (E) the Company shall propose to take any other action that would require an adjustment of the number of Common Stock Equivalents deliverable hereunder pursuant to this Section 4;

then the Company shall cause to be mailed by certified mail to the Escrow Agent, at least 30 days (or 20 days in any case specified in clause (A) or (B) above) prior to the applicable record or effective date hereinafter specified, a notice describing such issuance, distribution, reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action and stating (x) the date as of which the holders of common stock of record entitled to receive any such convertible securities or distributions are to be determined or (y) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action is expected to become effective and the date as of which it is expected that holders of common stock of record shall be entitled to exchange their shares of common stock for securities or other property, if any,

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deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action.

          5.   Responsibility of the Escrow Agent. The Company and the Bridge
               ----------------------------------
Parties hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein and the Escrow Agent owes no duty to any other person or entity by reason of this Agreement. The Escrow Agent hereby accepts the duties expressly set forth in this Agreement and undertakes to perform only such duties relating thereto as are specifically set forth herein. The parties hereto agree that the following terms and conditions shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent hereunder.

          (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and no implied covenants, duties or obligations (including without limitation any duty to solicit the delivery of any Warrants) shall be read into this Agreement against the Escrow Agent, nor shall it have, or be deemed to have, any duties or responsibilities under the provisions of any other agreements (including without limitation the Bridge Financing Agreement) between the other parties hereto or any other Person.

          (b) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted by it in good faith, or mistake of fact or law, or for anything it may do or refrain from doing in connection herewith or therewith, except its own gross negligence, wilful misconduct or bad faith.

          (c) The Escrow Agent may rely and shall be authorized and protected in acting or refraining from acting in good faith in reliance upon any written instruction, communication, notice, request, resolution, direction, certificate, statement, approval, appraisal, promissory note, share or warrant certificate or other paper or document, not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and to have been presented by the proper party.

          (d) The Escrow Agent may consult with counsel, auditors and other experts of its own choice and any opinion or advice of counsel or opinion or advice of such auditors or other experts shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with such opinion or advice of counsel or opinion or advice of such auditors or other experts within the area of their respective expertise.

          (e) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.

          (f) The Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Agreement, the Warrants, the Obligations or of any agreement amendatory or supplemental hereto or thereto or the absence or presence of any liens or encumbrances on the property held in escrow hereunder.

          (g) The Escrow Agent shall be under no duty to prepare, conduct or monitor any filing, recording or registration, re-filing, re-recording or re-registration of this Agreement or of any agreement amendatory hereof or of any instrument or assignment, conveyance or further assurance, or to the payment of any taxes, fees or charges in connection therewith, or to give any notice with respect thereto or to pay, inquire into or prepare, conduct or monitor the payment of, or be under any duty in respect of or arising out of, any tax or assessment or other governmental charge which may be levied or assessed on the property held in escrow hereunder or any part thereof or any confiscation of such property, except for liens, assessments and other charges relating to compensation for services of the Escrow Agent hereunder or which result from acts or claims against the Escrow Agent which are not related to administration of its duties under, or pursuant or incidental to, this Agreement. The Escrow Agent shall be under no other obligation to pay, inquire into or prepare, conduct or monitor the payment or discharge of any liens upon such property. No property held in escrow by the Escrow Agent hereunder shall be subject to any set-off, counterclaim, recoupment or other right which the Escrow Agent may have against any of the parties hereto (except with respect to any payments to be made to the Escrow Agent hereunder) or against any other Person for any reason whatsoever.
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

          (h) Except as otherwise specifically provided herein, the Escrow Agent may deal with the Company, the Bridge Parties or their respective affiliates, in the same manner and to the same extent and with like effect as if it were not the Escrow Agent hereunder.

          (i) If any controversy arises between the parties hereto or with any third person with respect to the subject matter of the escrow described herein, the Escrow Agent shall not be required to determine the same or take any action in the premises, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as the Escrow Agent may require, notwithstanding anything in the foregoing instructions to the contrary, and in such event the Escrow Agent shall not be liable for interest or damages, except that the Escrow Agent shall not deliver the amounts held in escrow hereunder in any manner other than in accordance with Section 3 hereof, except in accordance with a final unappealable order of a court of competent jurisdiction.

          (j) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

          (k) Without limiting and in furtherance of the foregoing, the Escrow Agent shall not be liable or responsible for any of the provisions of the Obligations or the Warrants except for those expressly referred to herein.

          6.   Removal and Resignation. The Escrow Agent and any successor
               -----------------------
Escrow Agent may at any time be removed at the written direction of the Majority Holders and the Company. The Escrow Agent or any successor Escrow Agent may at any time resign and be discharged of its obligations hereunder by giving written notice to the Company and each holder of an Obligation specifying the date upon which it desires that such resignation shall take effect. Such removal or resignation shall take effect on the date specified in the notice of removal or resignation, which date shall not be earlier than 60 days after the giving of the notice of removal or resignation unless previously a successor Escrow Agent shall have been appointed pursuant to Section 7 hereof and shall have accepted such appointment, in which event such removal or resignation shall take effect immediately upon the acceptance by such successor Escrow Agent. The Company agrees to take prompt steps to have a successor Escrow Agent appointed in the manner hereinafter provided.

          7.   Appointment of Successor Agent. If at any time the Escrow Agent
               ------------------------------
shall resign or be removed or otherwise become incapable of acting or if at any time a vacancy shall occur in the office of the Escrow Agent for any other cause, a successor Escrow Agent shall be appointed by the Company with the consent of the Majority Holders by an instrument in writing delivered to the Escrow Agent within the time specified below. Upon delivery of said instrument to and acceptance of said instrument by the successor Escrow Agent, the resignation or removal of the Escrow Agent shall become effective and such successor Escrow Agent shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder. If no successor Escrow Agent shall have been appointed at the effective date of resignation, the Escrow Agent, any other party hereto or the Majority Holders may petition a court of competent jurisdiction for the appointment of a successor.

          8.   Compensation, Reimbursement and Indemnification of Escrow Agent.
               ---------------------------------------------------------------
The Escrow Agent shall be entitled to compensation from the Company from time to time for all services rendered by it hereunder, as well as reimbursement from the Company for all reasonable expenses, disbursements, advances and liabilities incurred or made by the Escrow Agent hereunder (including the reasonable fees and disbursements of the Escrow Agent's counsel).

          The Company hereby agrees to indemnify the Escrow Agent for, and to hold it harmless from and against, any loss, liability, claims, actions, damages or expenses (including reasonable expenses and disbursements of its agents and counsel) incurred without gross negligence, wilful misconduct or bad faith on the part of the Escrow Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim or liability in the premises.

          9.   Termination.  This Agreement shall terminate on the later of (i)
               -----------
if the Obligations are refinanced or repaid in their entirety prior to the First Anniversary, on the date the Escrow Agent shall have received a certificate from the Company to such effect, (ii) if the Bridge Parties do not elect to exercise the

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Warrants in satisfaction of the outstanding Obligations in accordance with the terms of this Agreement or (iii) if the Warrants are so issued, on the last Release Date; provided that the provisions of Sections 2(c), 2(d), 5 and 8 hereof shall survive termination of this Agreement and resignation or removal of the Escrow Agent.

          10.  Notices. Except as otherwise expressly provided herein, all
               -------
demands, notices, consents, requests and other documents authorized or required to be given to any party to this Agreement shall be given in writing and either personally served on an officer of such party or mailed by registered or certified first class mail, postage prepaid, return receipt requested, or sent by telecopier (with a copy sent by first class mail promptly thereafter), addressed as follows:

          if to the Escrow Agent:

               Snoga, Inc.
               140 Broadway
               New York, New York 10005-1285
               Attention: Claire Power
               Telephone: 212-504-3000
               Telecopy No.: 212-540-4991
          if to the Company:

               Citation Corporation
               2 Office Park Circle
               Suite 204
               Birmingham, Alabama 35223
               Attention: Stanley B. Atkins
               Telephone: (205) 871-5731
               Telecopy: (205) 871-5772

          ; and

               Kelso & Company
               320 Park Avenue
               New York, New York 10022
               Attention: James J. Connors, II
               Telephone: (212) 751-3939
               Telecopy:  (212) 223-2379

          if to the Bridge Parties:

          (a)  Citation Funding, Inc.
               c/o Donaldson, Lufkin & Jenrette, Inc.
               277 Park Avenue
               New York, New York 10172
               Attention: Rick Beaudoin
               Telephone: (212) 892-3669
               Telecopy No.: (212) 892-7542

          (b)  The Chase Manhattan Bank
               270 Park Avenue
               New York, NY 10017
               Attention: Julie Long
               Telephone: (212) 270-1053
               Telecopy No.:  (212) 972-9854

          (c)  First Union Investors, Inc.
               c/o First Union Capital Markets
               One First Union
               301 South College Street, 5/th/ Floor
               Charlotte, NC 28288
               Attention: Arion Skenderi
               Telephone: (704) 383-3791
               Telecopy No.:  (704) 383-6228

          Any party may change its address by specifying in writing a new address for such notices to each of the other parties hereto.

          11.  Successors and Assigns; Amendments and Modifications. This
               ----------------------------------------------------
Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and shall not inure to the benefit of any third party except for any holders of the Obligations who are not parties to this Agreement. This Agreement may not be amended or modified in any respect without the express written consent of the Company, the Escrow Agent and the Majority Holders.

          12.  Severability. In case any one or more provisions contained in
               ------------
this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

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          13.  New York Law; Submission to Jurisdiction; Waiver of Jury Trial.
               --------------------------------------------------------------
This Warrant Escrow Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Each party hereto hereby submits to the jurisdiction of the United States District Court for the Southern District of New York of any New York state court sitting in New York City and of any court located in its own corporate domicile for purposes of all legal proceedings arising out of or relating to this Warrant Escrow Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant Escrow Agreement. The Company agrees (i) that service of process in any such proceeding may be effected by mailing a copy thereof by registered or certified mail (of any substantially similar form of mail), postage prepaid, to the Company at 2 Office Park Circle, Suite 204, Birmingham, Alabama 35223, (ii) agrees that nothing herein shall affect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction and
(iii) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

          14.  Counterparts. This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          15.  No Waiver. No course of dealing, nor any delay on the part of any
               ---------
party hereto in exercising any rights hereunder, or any failure to exercise the same, shall operate as a waiver of such or any other rights.

          16.  Descriptive Headings. The descriptive headings of the several
               --------------------
sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.


                              CITATION CORPORATION

                              By:____________________________________
                                 Name:
                                 Title:

                              SNOGA, INC., as Escrow Agent

                              By:______________________________________
                                 Name:
                                 Title:

                              CITATION FUNDING, INC.

                              By:_____________________________________
                                 Name:
                                 Title:


                              THE CHASE MANHATTAN BANK

                              By:_____________________________________
                                 Name:
                                 Title:

                              FIRST UNION INVESTORS, INC.

                              By:_____________________________________
                                 Name:
                                 Title:

                                      220